Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND BETWEEN

FIDELITY NATIONAL FINANCIAL, INC.

AND

J. ALEXANDER’S HOLDINGS, INC.

DATED AS OF [            ], 2015

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EXHIBITS

Amended and Restated Certificate of Incorporation of JAX	Exhibit A
Amended and Restated Bylaws of JAX	Exhibit B
Form of Tax Matters Agreement	Exhibit C
Form of Management Consulting Agreement	Exhibit D

SCHEDULES

Surviving FNF Group and JAX Group Agreements	Schedule 2.3(b)
Transaction Expenses	Schedule 10.2

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SEPARATION AND DISTRIBUTION AGREEMENT

SEPARATION AND DISTRIBUTION AGREEMENT, dated as of [            ], 2015, by and between FIDELITY NATIONAL FINANCIAL, INC., a Delaware corporation (“FNF”), and J. ALEXANDER’S HOLDINGS, INC., a Tennessee corporation (“JAX” and, together with FNF, the “Parties”).

RECITALS

WHEREAS, the Board of Directors of FNF determined that it is appropriate, desirable and in the best interests of FNF to separate the JAX Business (as defined below) and the FNF Business (as defined below) into two independent companies (the “Separation”), on the terms and subject to the conditions set forth in this Agreement (as defined below), to provide greater flexibility for the management, capital requirements and growth of the JAX Business while ensuring that FNF can allocate appropriate time and resources on the development of the FNF Business;

WHEREAS, to effect the Separation, JAX (as defined below) intends to retain ownership and possession of all JAX Assets (as defined below) and FNF intends to retain ownership and possession of all FNF Assets (as defined below);

WHEREAS, to further effect the Separation, JAX intends to remain solely liable for all JAX Liabilities (as defined below) and FNF intends to remain solely liable for all FNF Liabilities (as defined below);

WHEREAS, to further effect the Separation, and as an integral part thereof, FNF intends to cause the Restructuring (as defined below) to occur before the Separation;

WHEREAS, following the Restructuring and the Separation, FNF intends to distribute on a pro rata basis to holders of issued and outstanding shares of FNFV Group common stock, par value $0.0001 per share (“FNFV Common Stock”), other than shares of FNFV Common Stock held in the treasury of FNF, all of the issued and outstanding shares of common stock of JAX, par value $.001 per share (the “JAX Common Stock”) owned by FNF, by means of a dividend of the JAX Common Stock to FNF’s stockholders (the “Distribution”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, it is the intention of the Parties that, for United States federal income tax purposes, that the Restructuring and Distribution are together intended to qualify as a tax-free reorganizations off pursuant to Sections 368(a)(1)(D) and 355 of the Code;

WHEREAS, the Board of Directors of FNF (i) determined that the Restructuring, the Separation, the Distribution and the other transactions contemplated by this Agreement and the Ancillary Agreements (as defined below) are in furtherance of and consistent with its business strategy and are in the best interests of FNF and (ii) approved this Agreement and the Ancillary Agreements;

WHEREAS, the Restructuring, the Separation, the Distribution and the other transactions contemplated by this Agreement and the Ancillary Agreements shall be consummated in the order and in the manner agreed by the Parties; and

WHEREAS, it is appropriate and desirable to set forth in this Agreement the principal corporate transactions required to effect the Separation and the Distribution and certain other agreements that will govern certain matters relating to these transactions and the relationship of FNF and JAX and their respective Subsidiaries (as defined below) following the Distribution.

AGREEMENTS

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I

DEFINITIONS

Section 1.1 DEFINITIONS. As used in this Agreement, the following terms shall have the meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined) set forth below:

“Action” means any claim, demand, action, cause of action, suit, countersuit, arbitration, litigation, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal or authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided, however, that for purposes of this Agreement, no member of either Group shall be deemed to be an Affiliate of any member of the other Group. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“Agreement” means this Separation and Distribution Agreement, as the same may be modified, amended, restated or otherwise supplemented from time to time in accordance with the terms hereof.

“Ancillary Agreements” means the Management Agreement, the Tax Matters Agreement, the Restructuring Documents and any other instruments, assignments, documents and agreements executed in connection with the implementation of the transactions contemplated by this Agreement.

“Asset” means any right, property, claim or asset, whether real, personal or mixed, tangible or intangible, of any kind, nature and description, whether accrued, contingent or otherwise, and wherever situated and whether or not carried or reflected, or required to be carried or reflected, on the books of any Person.

“Balance Sheet” has the meaning assigned to such term in the definition of “JAX Assets.”

“Business” means the JAX Business and/or the FNF Business, as the context requires.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consents” means any consents, waivers, notices, reports or other filings to be made, or any registrations, licenses, permits, authorizations to be obtained from, or approvals from, or notification requirements to, any third parties, including any Governmental Authority.

“Dispute Escalation Notice” has the meaning assigned to such term in Section 10.8.

“Distribution” has the meaning assigned to such term in the Recitals hereto.

“Distribution Agent” means Computershare Limited.

“Distribution Agent Agreement” has the meaning assigned to such term in Section 3.1(b).

“Distribution Date” means the date on which the Distribution shall be effected, such date to be determined by, or under the authority of, the Board of Directors of FNF in its sole and absolute discretion.

“Effective Time” means the time at which the Distribution occurs on the Distribution Date.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“FNF” has the meaning assigned to such term in the Preamble hereto.

“FNF Business” means all businesses and operations of the FNF Group, other than the JAX Business.

“FNF Assets” means all Assets of the FNF Group other than the JAX Assets.

“FNFV Common Stock” has the meaning assigned to such term in the Recitals hereto.

“FNF Group” means FNF and each Person that will be a direct or indirect Subsidiary of FNF immediately after the Distribution and each Person that is or becomes a member of the FNF Group after the Distribution, including any Person that is or was merged into FNF or any such direct or indirect Subsidiary.

“FNF Indemnified Parties” has the meaning assigned to such term in Section 4.2.

“FNF Liabilities” means all Liabilities of FNF, other than the JAX Liabilities.

“FNF Parties” has the meaning assigned to such term in Section 4.10(b).

“FNF Releasors” has the meaning assigned to such term in Section 4.10(a).

“FNFV” means Fidelity National Financial Ventures, LLC, a Delaware limited liability company, and wholly-owned subsidiary of FNF.

“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau or agency, or any other regulatory, self-regulatory, administrative or governmental organization or authority, including the NYSE.

“Group” means the FNF Group and/or the JAX Group, as the context requires.

“Indemnified Party” has the meaning assigned to such term in Section 4.3.

“Indemnifying Party” means JAX, for any indemnification obligation arising under Section 4.2, and FNF, for any indemnification obligation arising under Section 4.3.

“Information” means all information of either the FNF Group or the JAX Group, as the context requires, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including non-public financial information, studies, reports, records, books, accountants’ work papers, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other Software (as defined in the definition of “Intellectual Property”), marketing plans, customer data, communications by or to attorneys, memos and other materials prepared by attorneys and accountants or under their direction (including attorney work product), and other technical, financial, legal, employee or business information or data.

“Information Statement” means the information statement and any related documentation distributed to holders of FNFV Common Stock in connection with the Distribution, including any amendments or supplements thereto.

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether owned or held for use under license, whether registered or unregistered, including any and all such rights in and to: (i) trademarks, trade dress, service marks, certification marks, logos, and trade names, and the goodwill associated with the foregoing (collectively, “Trademarks”); (ii) patents and patent applications, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration, design registrations or patents and like rights (collectively, “Patents”); inventions, invention disclosures, discoveries and improvements, whether or not patentable; (iii) copyrights, writings and other works of authorship (“Copyrights”); (iv) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory Law and common law), Information, business, technical and know-how information, business processes, non-public information, proprietary information and confidential information and rights to limit the use or disclosure thereof by any Person (collectively, “Trade Secrets”); (v) software, including data files, source code, object code, application programming interfaces, databases and other software-related specifications and documentation (collectively, “Software”); (vi) domain names and uniform resource locators; (vii) moral rights; (viii) privacy and publicity rights; (ix) any and all technical information, Software, specifications, drawings, records, documentation, works of authorship or other creative works, ideas, knowledge, invention disclosures or other data, not including works subject to Copyright, Patent or Trademark protection; (x) advertising and promotional materials, whether or not copyrightable; and (xi) claims, causes of action and defenses relating to the enforcement of any of the foregoing; in each case, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Authority in any jurisdiction.

“Inter-Group Indebtedness” means any intercompany receivables, payables, accounts, advances, loans, guarantees, commitments and indebtedness for borrowed funds between a member of the FNF Group and a member of the JAX Group; provided, that “Inter-Group Indebtedness” shall not include any contingent Liabilities and accounts payable arising pursuant to the Ancillary Agreements, any agreements with respect to continuing transactions between a member of the FNF Group and a member of the JAX Group and any other agreements entered into in the ordinary course of business.

“JAX Assets” means, without duplication:

(i) all of the outstanding shares of all classes of capital stock of (or other equity interests in) JAX Subsidiaries and joint ventures owned (either of record or beneficially) by JAX or a JAX Subsidiary, as of the Effective Time;

(ii) all of the Assets included on the unaudited pro forma consolidated balance sheet of JAX, including the notes thereto, as of March 29, 2015, that is included or incorporated by reference in the Registration Statement (the “Balance Sheet”) to the extent such Assets would have been included as Assets on a consolidated balance sheet of JAX, and the notes thereto, as of the Effective Time (were such balance sheet and notes to be prepared) on a basis consistent with the determination of Assets included on the Balance Sheet;

(iii) all other Assets that are of a nature or type that would have resulted in such Assets being included as Assets on a consolidated balance sheet of JAX, and the notes thereto, as of the Effective Time (were such balance sheet and notes to be prepared) on a basis consistent with the determination of Assets included on the Balance Sheet;

(iv) all Assets, if any, expressly contributed, assigned, transferred, conveyed or delivered to any member of the JAX Group pursuant to the Ancillary Agreements;

(v) the contract rights, licenses, Trade Secrets (as defined in the definition of “Intellectual Property”), know-how, and any other rights and Intellectual Property, and any other rights, claims or properties (including any and all rights as an insured party under any FNF insurance policy), in each case of any member of the JAX Group and as of the Effective Time; and

(vi) all other Assets that are held by any member of the JAX Group as of the Effective Time and that relate primarily to, are used primarily in or held primarily for use in, or otherwise arise primarily from the operation of the JAX Business.

“JAX Business” means the business and operations conducted by the JAX Group from time to time, whether before, at or after the Effective Time, including, without limitation, the business and operations conducted by the JAX Group, as more fully described in the Information Statement.

“JAX Bylaws” means the Bylaws of JAX substantially in the form attached hereto as Exhibit B, with such changes as may be agreed to by the Parties.

“JAX Certificate of Incorporation” means the Certificate of Incorporation of JAX substantially in the form attached hereto as Exhibit A, with such changes as may be agreed to by the Parties.

“JAX Claims” has the meaning assigned to such term in Section 4.10(b).

“JAX Common Stock” has the meaning assigned to such term in the Recitals hereto.

“JAX Group” means JAX and each Person that will be a direct or indirect Subsidiary of JAX immediately before the Distribution (but after giving effect to the Restructuring) and each Person that is or becomes a member of the JAX Group after the Distribution, including any Person that is or was merged into JAX or any such direct or indirect Subsidiary.

“JAX Holdings” means J. Alexander’s Holdings, LLC, a Delaware limited liability company, which, following the Restructuring, will be a wholly-owned subsidiary of JAX.

“JAX Indemnified Parties” has the meaning assigned to such term in Section 4.3.

“JAX Liabilities” means, without duplication:

(i) all outstanding Liabilities included on the Balance Sheet, to the extent such Liabilities would have been included on a consolidated balance sheet of JAX, and the notes thereto, as of the Effective Time (were such balance sheet and notes to be prepared) on a basis consistent with the determination of Liabilities included on the Balance Sheet;

(ii) all other Liabilities that are of a nature or type that would have resulted in such Liabilities being included as Liabilities on a consolidated balance sheet of JAX, and the notes thereto, as of the Effective Time (were such balance sheet and notes to be prepared) on a basis consistent with the determination of Liabilities included on the Balance Sheet;

(iii) all Liabilities to the extent relating to, arising out of or resulting from any terminated, divested or discontinued business or operations of the JAX Business;

(iv) all Liabilities expressly assumed by any member of the JAX Group pursuant to this Agreement or the Ancillary Agreements; and

(v) all Liabilities to the extent relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing before, at or after the Effective Time, in each case to the extent such Liabilities relate to, arise out of or result from (w) any JAX Asset, (x) the JAX Business, (y) any service or function used by the JAX Group at shared locations or (z) any service or function performed by any member of the FNF Group for (but not exclusively for) the JAX Business.

“JAX Parties” has the meaning assigned to such term in Section 4.10(a).

“JAX Releasors” has the meaning assigned to such term in Section 4.10(b).

“Law” means any applicable foreign, federal, national, state, provincial or local law (including common law), statute, ordinance, rule, regulation, code or other requirement enacted, promulgated, issued or entered into, or act taken, by a Governmental Authority.

“Liabilities” means all debts, liabilities, obligations, responsibilities, response actions, Losses, damages (whether compensatory, punitive, consequential, treble or other), fines, penalties and sanctions, absolute or contingent, matured or unmatured, liquidated or unliquidated, foreseen or unforeseen, on- or off-balance sheet, joint, several or individual, asserted or unasserted, accrued or unaccrued, known or unknown, whenever arising, including those arising under or in connection with any Law, or other pronouncements of Governmental Authorities constituting an Action, order or consent decree of any Governmental Authority or any award of any arbitration tribunal, and those arising under any contract, guarantee, commitment or undertaking, whether sought to be imposed by a Governmental Authority, private party, or a Party, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise, and including any costs, expenses, interest, attorneys’ fees, disbursements and expense of counsel, expert and consulting fees, fees of third party administrators, and costs related thereto or to the investigation or defense thereof.

“Loss” means any claim, demand, complaint, damage, loss, obligation, liability, cost or expense arising out of, relating to or in connection with any Action, including reasonable attorney’s, accountant’s, consultant’s and expert’s fees and expenses.

“Management Agreement” means the Management Consulting Agreement to be entered into between Black Knight Advisory Services, LLC and JAX Holdings, substantially in the form attached hereto as Exhibit D, with such changes as may be agreed to by the Parties.

“Management Co.” means Black Knight Advisory Services, LLC, a Deleware limited liability company.

“NewCo” means initially, a newly formed wholly-owned subsidiary of FNFV organized solely for the purpose of holding a 1% membership interest in JAX Holdings in connection with the Restructuring, which following the Restructuring will be a wholly-owned subsidiary of JAX.

“NYSE” means the New York Stock Exchange, Inc.

“Parties” has the meaning assigned to such term in the Preamble hereto.

“Person” means any natural person, corporation, general or limited partnership, limited liability company or partnership, joint stock company, joint venture, association, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

“Pre-Distribution Transactions” means, collectively, the Restructuring and the Separation.

“Privileged Information” has the meaning assigned to such term in Section 7.9(a).

“Recapitalization” has the meaning assigned to such term in Section 2.1(b).

“Record Date” means the date to be determined by the Board of Directors of FNF in its sole and absolute discretion as the record date for determining the holders of FNFV Common Stock entitled to receive shares of JAX Common Stock pursuant to the Distribution.

“Registration Statement” means the Registration Statement on Form 10 of JAX relating to the registration under the Exchange Act of the JAX Common Stock, including any amendments or supplements thereto.

“Related Claims” means a claim or claims against an FNF insurance policy made by each of FNF and/or its insured parties, on the one hand, or JAX and/or its insured parties, on the other hand, filed in connection with Losses suffered by each of FNF and JAX arising out of the same underlying transaction, transactions, event or events.

“Restructuring” means, collectively, (i) the transfer by FNFV to NewCo of a 1% membership interest in JAX Holdings, (ii) the transfer by FNFV to JAX of its entire interest in NewCo, (iii) the contribution by all member of JAX Holdings, other than NewCo, of their membership interests in JAX Holdings to JAX, in exchange for shares of JAX Common Stock, and (iv) the distribution by FNFV to FNF of all of FNFV’s shares of JAX Common Stock.

“Restructuring Documents” means, collectively, the contracts, agreements, arrangements, certificates, instruments, Consents and other documents to be entered into, approved, authorized, confirmed and/or ratified, by the respective parties thereto, to implement or effect the Restructuring in the manner contemplated by this Agreement or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement or the Restructuring, in each case in such form or forms and with such changes as may be agreed to by the Parties.

“SEC” means the United States Securities and Exchange Commission.

“Separation” has the meaning assigned to such term in the Recitals hereto.

“Subsidiary” means, with respect to any Person, any other Person of which such first Person (either alone or through or together with any other Subsidiary of such first Person) owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such other Person.

“Tax Matters Agreement” means the Tax Matters Agreement to be entered into between FNF and JAX, substantially in the form attached hereto as Exhibit C, with such changes as may be agreed to by the Parties.

“Third Party Claim” has the meaning assigned to such term in Section 4.5(a).

“Transaction Expenses” has the meaning assigned to such term in Section 10.2.

Section 1.2 GENERAL INTERPRETIVE PRINCIPLES. (a) Words in the singular shall include the plural and vice versa, and words of one gender shall include the other gender, in each case, as the context requires, (b) the words “hereof,” “herein,” “hereunder,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, and references to Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified, (c) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified and (d) any reference to any federal, state, local or non-U.S. statute or Law shall be deemed to also refer to all rules and regulations promulgated thereunder, in each case as amended from time to time, unless the context otherwise requires.

Article II

THE PRE-DISTRIBUTION TRANSACTIONS

Section 2.1 RESTRUCTURING, RECAPITALIZATION AND OTHER TRANSACTIONS. On or before the Distribution Date (but in all events, before the Distribution), and subject to satisfaction or waiver of the conditions set forth in Section 2.3:

(a) the Parties shall effect the Restructuring;

(b) following the Restructuring, the JAX Common Stock shall be recapitalized (the “Recapitalization”) such that the number of shares of JAX Common Stock issued and outstanding and owned by FNF immediately before the Effective Time shall be in an amount calculated on the basis of the following: one (1) share of JAX Common Stock with respect to every [                 (    )] shares of FNFV Common Stock issued and outstanding immediately before the Distribution (excluding shares held in the treasury of FNF).

Section 2.2 THE SEPARATION AND RELATED TRANSACTIONS.

(a) (i) The Parties acknowledge that the Separation, subject to the terms and conditions hereof and of the Ancillary Agreements, will result in (A) JAX directly or indirectly operating the JAX Group and the JAX Business, owning all of the JAX Assets and being liable for all of the JAX Liabilities and (B) FNF directly or indirectly operating the FNF Group and the FNF Business, owning all of the FNF Assets and being liable for all of the FNF Liabilities. Notwithstanding anything herein to the contrary, this Section 2.2(a)(i) shall not apply to any Assets or Liabilities contributed, assigned, transferred, conveyed, licensed, delivered and/or assumed under any Ancillary Agreement, which shall be governed by the terms thereof.

(ii) Subject to any Ancillary Agreement and to the extent that before the Effective Time, (A) any member of the FNF Group owns or is in possession of any JAX Asset or any member of the JAX Group owns or is in possession of any FNF Asset or (B) any member of the FNF Group is liable to any third party for any JAX Liability or any member of the JAX Group is liable to any third party for any FNF Liability, FNF and JAX shall, and shall cause the respective members of their Groups to, cooperate and use their respective commercially reasonable efforts to obtain the necessary Consents to, and shall, contribute, assign, transfer, convey and/or deliver any FNF Asset or JAX Asset, as the case may be, and/or assume any FNF Liability or JAX Liability, as the case may be, such that, on or before the Effective Time, JAX or a member of the JAX Group owns and is in possession of the JAX Assets and is solely liable for the JAX Liabilities and FNF or a member of the FNF Group owns and is in possession of the FNF Assets and is solely liable for the FNF Liabilities.

(b) Termination of Certain Agreements. All contracts, licenses, agreements, commitments or other arrangements, formal or informal, between any member of the FNF Group, on the one hand, (i) and any member of the JAX Group, on the other hand, or (ii) guarantying any obligation of any member of the JAX Group, on the other hand, in each case in existence on or before the Distribution Date, shall be automatically settled, cancelled, assigned, assumed or terminated by the Parties at the Effective Time, except (A) for (x) such agreements specifically set forth on Schedule 2.3(b) attached hereto, (y) this Agreement and (z) each Ancillary Agreement (including each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the Parties, any of the members of their respective Groups or any other Person), (B) for any contracts, licenses, agreements, commitments or other arrangements to which any Person is a party in addition to either Party or any member of either Group, or (C) as otherwise agreed to in good faith by the Parties in writing on or after the date hereof. From and after the Distribution Date, no member of either Group shall have any rights or obligations under any such settled, cancelled, assigned, assumed or terminated contract, license, agreement, commitment or arrangement with any member of the other Group.

(c) Settlement of Inter-Group Indebtedness. Except with respect to the agreements specifically set forth on Schedule 2.3(b), the Parties shall use their commercially reasonable efforts to settle all amounts payable in connection with any Inter-Group Indebtedness (if any) on or before the Distribution Date.

(d) Guaranteed Obligations.

(i) FNF and JAX shall cooperate, and shall cause their respective Groups to cooperate, to terminate, or to cause a member of the JAX Group to be substituted in all respects for any member of the FNF Group in respect of, all obligations of such member of the FNF Group under any JAX Liability for which such member of the FNF Group may be liable, as guarantor, original tenant, primary obligor or otherwise. If such termination or substitution is not effected by the Distribution Date, (A) JAX shall indemnify and hold harmless the relevant FNF Indemnified Party for any Liability arising from or relating thereto, and (B) without the prior written consent of FNF, from and after the Distribution Date, JAX shall not, and shall not permit any member of the JAX Group to, amend, renew or extend the term of, increase its obligations under, or transfer to a third Person, any loan, lease, contract or other obligation for which any member of the FNF Group is or may be liable, unless all obligations of the FNF Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to FNF.

(ii) FNF and JAX shall cooperate, and shall cause their respective Groups to cooperate, to terminate, or to cause a member of the FNF Group to be substituted in all respects for any member of the JAX Group in respect of, all obligations of such member of the JAX Group under any FNF Liability for which such member of the JAX Group may be liable, as guarantor, original tenant, primary obligor or otherwise. If such termination or substitution is not effected by the Distribution Date, (A) FNF shall indemnify and hold harmless the relevant JAX Indemnified Party for any Liability arising from or relating thereto and (B) without the prior written consent of JAX, from and after the Distribution Date, FNF shall not, and shall not permit any member of the FNF Group to, amend, renew or extend the term of, increase its obligations under, or transfer to a third Person, any loan, lease, contract or other obligation for which any member of the JAX Group is or may be liable, unless all obligations of the JAX Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to JAX.

Section 2.3 CONDITIONS PRECEDENT TO CONSUMMATION OF THE PRE-DISTRIBUTION TRANSACTIONS. The obligations of the Parties to consummate each of the Pre-Distribution Transactions is subject to the prior or simultaneous satisfaction, or waiver by FNF in its sole and absolute discretion, of each of the following conditions:

(a) final approval of each of the Pre-Distribution Transactions shall have been given by the Board of Directors of FNF in its sole and absolute discretion; and

(b) each of the conditions precedent to the consummation of the Distribution set forth in Section 3.3 hereof (other than Section 3.3(j)) shall have been satisfied or waived by FNF in its sole and absolute discretion.

Each of the foregoing conditions is for the benefit of FNF and FNF may, in its sole and absolute discretion, determine whether to waive any such condition. Any determination made by FNF before any of the Pre-Distribution Transactions concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 2.3 shall be conclusive and binding on the Parties.

Article III

THE DISTRIBUTION

Section 3.1 ACTIONS PRIOR TO THE DISTRIBUTION. Subject to the satisfaction or waiver of the conditions set forth in Section 3.3, the actions set forth in this Section 3.1 shall be taken before the Distribution Date.

(a) The Board of Directors of FNF shall establish the Distribution Date and any appropriate procedures in connection with the Distribution. FNF and JAX shall use commercially reasonable efforts to (i) cooperate with each other with respect to the preparation of the Registration Statement and the Information Statement, (ii) cause the Registration Statement to become effective under the Exchange Act and to keep the Registration Statement effective until the Effective Time, and (iii) mail, promptly after effectiveness of the Registration Statement and on or promptly after the Record Date, and in any event before the Distribution Date, to the holders of FNFV Common Stock as of the Record Date, the Information Statement or a notice of the internet availability thereof.

(b) FNF shall enter into a distribution agent agreement with the Distribution Agent (the “Distribution Agent Agreement”) providing for, among other things the Distribution to the holders of FNFV Common Stock in accordance with this Article III.

(c) FNF and JAX shall deliver to the Distribution Agent (i) book-entry transfer authorizations for all of the outstanding shares of JAX Common Stock to be distributed in connection with the payment of the Distribution and (ii) all information required to complete the Distribution on the basis set forth herein and under the Distribution Agent Agreement. Following the Distribution Date, upon the request of the Distribution Agent, JAX shall provide to the Distribution Agent all book-entry transfer authorizations of JAX Common Stock that the Distribution Agent shall require to further effect the Distribution.

(d) Each of FNF and JAX shall execute and deliver to the other Party, or cause the appropriate members of its Group to execute and deliver to the other Party, each of the Ancillary Agreements and any other document necessary to effect the transactions contemplated by this Agreement.

(e) FNF will establish the Record Date and give the NYSE the required notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

(f) Each Party shall cooperate with the other Party to accomplish the Distribution and shall take any and all actions necessary or desirable to effect the Distribution.

(g) The Parties will take all actions and make all filings as FNF, in consultation with JAX but ultimately in its sole and absolute discretion, determines are necessary or appropriate, to cause the transfer or issuance of all material Consents in order for FNF and JAX to operate their respective Businesses independently of each other in the manner contemplated hereunder and under the Ancillary Agreements. JAX will prepare, file and use commercially reasonable efforts to make effective an application for listing of the JAX Common Stock on the NYSE, subject to official notice of issuance.

(h) FNF shall, in its sole discretion, determine (i) whether to proceed with all or part of the Distribution, (ii) the Distribution Date, (iii) the timing and conditions to the Distribution and (iv) the terms thereof. FNF may, at any time and from time to time before the Effective Time, change the terms of the Distribution, including by delaying or accelerating the timing of the Distribution. FNF shall use good faith efforts to provide notice to JAX of any such change. FNF may select, for itself and for JAX, outside financial advisors, outside counsel, agents and the financial printer employed in connection with the transactions hereunder in its sole and absolute discretion.

(i) FNF and JAX shall take all actions necessary so that the JAX Certificate of Incorporation and the JAX Bylaws shall be in effect at or before the Effective Time.

(j) FNF and JAX shall take all such actions as FNF, in consultation with JAX but ultimately in its sole and absolute discretion, determines are necessary or appropriate under applicable federal or state securities or blue sky laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution.

Section 3.2 THE DISTRIBUTION. Subject to the satisfaction or waiver of the conditions set forth in Section 3.3, the actions set forth in this Section 3.2 shall be taken on the Distribution Date.

(a) FNF shall effect the Distribution by causing all of the issued and outstanding shares of JAX Common Stock beneficially owned by FNF to be distributed to record holders of shares of FNFV Common Stock as of the Record Date, other than with respect to shares of FNFV Common Stock held in the treasury of FNF, by means of a pro rata dividend of such JAX Common Stock to such record holders of shares of FNFV Common Stock, on the terms and subject to the conditions set forth in this Agreement.

(b) Each record holder of FNFV Common Stock on the Record Date (or such holder’s designated transferee or transferees), other than in respect of shares of FNFV Common Stock held in the treasury of FNF, will be entitled to receive in the Distribution, one (1) share of JAX Common Stock with respect to every [            ] shares of FNFV Common Stock held by such record holder on the Record Date. FNF shall direct the Distribution Agent to distribute on the Distribution Date or as soon as reasonably practicable thereafter the appropriate number of shares of JAX Common Stock to each such record holder or designated transferee(s) of such holder of record.

(c) FNF shall direct the Distribution Agent to determine, as soon as is practicable after the Distribution Date, the number of fractional shares, if any, of JAX Common Stock allocable to each holder of record of FNFV Common Stock entitled to receive JAX Common Stock in the Distribution and to promptly thereafter aggregate all such fractional shares and sell the whole shares obtained thereby, in open market transactions or otherwise at the then-prevailing trading prices, and to cause to be distributed to each such holder, in lieu of any fractional share, such holder’s ratable share of the proceeds of such sale, after making appropriate deductions of the amounts required to be withheld for federal income tax purposes and after deducting an amount equal to all brokerage charges, commissions and transfer taxes attributed to such sale.

(d) Any JAX Common Stock or cash in lieu of fractional shares with respect to JAX Common Stock that remains unclaimed by any holder of record 180 days after the Distribution Date shall be delivered to JAX at its request. JAX shall hold such JAX Common Stock and/or cash for the account of such holder of record and any such holder of record shall look only to JAX for such JAX Common Stock and/or cash, if any, in lieu of fractional share interests, subject in each case to applicable escheat or other abandoned property Laws.

Section 3.3 CONDITIONS TO DISTRIBUTION. The obligation of FNF to consummate the Distribution is subject to the prior or simultaneous satisfaction, or waiver by FNF, in its sole and absolute discretion, of each of the following conditions:

(a) final approval of the Distribution shall have been given by the Board of Directors of FNF, and the Board of Directors of FNF shall have declared the dividend of JAX Common Stock, each such action in its sole and absolute discretion;

(b) the Registration Statement shall have been filed with, and declared effective by, the SEC, and there shall be no stop-order in effect with respect thereto and the Information Statement or a notice of the internet availability thereof shall have been mailed to FNF stockholders;

(c) the actions and filings necessary or appropriate under applicable federal and state securities Laws of the United States (and any comparable Laws under any foreign jurisdictions) in connection with the Distribution (including, if applicable, any actions and filings relating to the Registration Statement) and any other necessary and applicable Consents from any Governmental Authority shall have been taken, obtained and, where applicable, have become effective or been accepted, each as the case may be;

(d) the JAX Common Stock to be delivered in the Distribution shall have been approved for listing on the NYSE, subject to official notice of issuance;

(e) no order, injunction or decree issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the Pre-Distribution Transactions or the Distribution or any of the other transactions contemplated by this Agreement or any Ancillary Agreement shall have been threatened or be in effect;

(f) FNF shall have received a tax opinion from KPMG LLP, in form and substance satisfactory to FNF, to the effect that the Distribution will qualify as a tax-free spin-off under Sections [368(a)(1)(D) and] 355 of the Code;

(g) FNF shall have established the Record Date and shall have given the NYSE not less than ten (10) days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act;

(h) the Distribution will not violate or result in a breach of Law or any material agreement;

(i) all material Consents required in connection with the transactions contemplated hereby (that are not referred to in Section 3.3(c)) shall have been received and be in full force and effect;

(j) each of the Pre-Distribution Transactions shall have been consummated in accordance with this Agreement;

(k) the Ancillary Agreements shall have been duly executed and delivered and such agreements shall be in full force and effect and the parties thereto shall have performed or complied with all of their respective covenants, obligations and agreements contained herein and therein and as required to be performed or complied with before the Effective Time; and

(l) the Board of Directors of FNF shall have not determined (in its sole and absolute discretion) that any event or development shall have occurred or exists, or might occur or exist, that makes it inadvisable to effect the Distribution.

Each of the foregoing conditions is for the sole benefit of FNF and FNF may, in its sole and absolute discretion, determine whether to waive any such condition. Any determination made by FNF, in its sole and absolute discretion, before the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.3 shall be conclusive and binding on the Parties. Each Party will use good faith efforts to keep the other Party apprised of its efforts with respect to, and the status of, each of the foregoing conditions.

Article IV

SURVIVAL AND INDEMNIFICATION; RELEASE

Section 4.1 SURVIVAL OF AGREEMENTS. All covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time.

Section 4.2 INDEMNIFICATION BY JAX. JAX shall indemnify, defend, release and hold harmless FNF, each member of the FNF Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “FNF Indemnified Parties”), from and against any and all Losses or Liabilities of the FNF Indemnified Parties relating to, arising out of or resulting from any of the following items regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud, misrepresentation or otherwise (without duplication):

(a) the failure of JAX or any other member of the JAX Group or any other Person to pay, perform or otherwise promptly discharge any JAX Liability or any contract, agreement or arrangement included in the JAX Assets in accordance with their respective terms, whether arising before, on or after the Distribution Date;

(b) any JAX Liability, any JAX Asset or the JAX Business, whether arising before, on or after the Distribution Date;

(c) any breach by JAX or any member of the JAX Group of this Agreement;

(d) except to the extent set forth in Section 4.3(d), any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, contained in the Registration Statement or the Information Statement or in any registration statement filed by JAX (or related prospectus) in connection with the Distribution, or in any materials or information provided to investors by, or with the approval of, JAX in connection with the marketing of the Distribution; and

(e) the failure by JAX to substitute a member of the JAX Group for any member of the FNF Group as guarantor or primary obligor for any JAX Agreement or JAX Liability according to the terms and conditions of Section 2.2(d)(i).

Section 4.3 INDEMNIFICATION BY FNF. FNF shall indemnify, defend, release and hold harmless JAX, each member of the JAX Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “JAX Indemnified Parties,” and, together with FNF Indemnified Parties, the “Indemnified Parties”), from and against any and all Losses or Liabilities of the JAX Indemnified Parties relating to, arising out of or resulting from any of the following items regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud, misrepresentation or otherwise (without duplication):

(a) the failure of FNF or any other member of the FNF Group or any other Person to pay, perform or otherwise promptly discharge any FNF Liability or any contract, agreement or arrangement included in the FNF Assets in accordance with their respective terms, whether arising before, on or after the Distribution Date;

(b) any FNF Liability, FNF Asset or the FNF Business, whether arising before, on or after the Distribution Date;

(c) any breach by FNF or any member of the FNF Group of this Agreement;

(d) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, but only with respect to the information contained in the Registration Statement or the Information Statement, in each case, only to the extent provided in writing by FNF and solely concerning the FNF Group; and

(e) the failure by FNF to substitute a member of the FNF Group for any member of the JAX Group as guarantor or primary obligor for any FNF agreement or FNF Liability according to the terms and conditions of Section 2.2(d)(ii).

Section 4.4 INSURANCE.

(a) Each of FNF and JAX shall use its respective commercially reasonable efforts to collect any proceeds under its respective available and applicable third party insurance policies to which it or any of its Subsidiaries is entitled before seeking indemnification under this Agreement, where allowed; provided, however, that any such actions by an Indemnified Party will not relieve the Indemnifying Party of any of its obligations under this Agreement, including the Indemnifying Party’s obligation to pay directly or reimburse the Indemnified Party for costs and expenses actually incurred by the Indemnified Party.

(b) The amount of any Loss subject to indemnification pursuant to this Agreement will be reduced by any amounts actually recovered (including insurance proceeds or other amounts actually recovered under insurance policies, net of any out-of-pocket costs or expenses incurred in the collection thereof), whether retroactively or prospectively, by the Indemnified Party from any third Person with respect to such Loss. If any Indemnified Party recovers an amount from a third Person in respect of any Loss for which indemnification is provided in this Agreement after the full amount of such indemnifiable Loss has been paid by an Indemnifying Party or after an Indemnifying Party has made a payment of such indemnifiable Loss and the amount received from the third Person exceeds the remaining unpaid balance of such indemnifiable Loss, then the Indemnified Party will promptly remit to the Indemnifying Party the excess (if any) of (i) the sum of the amount previously paid by such Indemnifying Party in respect of such indemnifiable Loss plus the amount received by such Indemnified Party from such third Person in respect of such indemnifiable Loss (after deducting any costs and expenses that have not yet been paid or reimbursed by the Indemnifying Party), minus (ii) the full amount of such indemnifiable Loss. An insurer or other third Person who would otherwise be obligated to pay any Loss shall not be relieved of the responsibility with respect thereto by virtue of the indemnification provisions hereof or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being understood and agreed that no insurer or any third Person shall be entitled to a “windfall” (i.e., a benefit it would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof.

Section 4.5 PROCEDURES FOR INDEMNIFICATION OF THIRD PARTY CLAIMS.

(a) If an Indemnified Party shall receive notice or otherwise learn of the assertion by any Person who is not a member of the FNF Group or the JAX Group of any claim, or of the commencement by any such Person of any Action, with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnified Party pursuant to Section 4.2 or Section 4.3, or any other Section of this Agreement or any Ancillary Agreement (other than the Tax Matters Agreement) (collectively, a “Third Party Claim”), such Indemnified Party shall give such Indemnifying Party prompt written notice thereof and, in any event, within ten (10) days after such Indemnified Party received notice of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail, including, if known, the amount of the Liability for which indemnification may be available. Notwithstanding the foregoing, the failure of any Indemnified Party or other Person to give notice as provided in this Section 4.5(a) shall not relieve the related Indemnifying Party of its obligations under this Article IV, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.

(b) An Indemnifying Party may elect (but is not required) to assume the defense of and defend, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any Third Party Claim. Within thirty (30) days after the receipt of notice from an Indemnified Party in accordance with Section 4.5(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnified Party of its election whether the Indemnifying Party will assume control of the defense of such Third Party Claim, which election shall specify any reservations or exceptions. If, in such notice, the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense solely of such Indemnified Party.

(c) If, in such notice, an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnified Party of its election as provided in Section 4.5(b), such Indemnified Party may defend such Third Party Claim at the cost and expense of the Indemnifying Party (subject to the terms and conditions of this Agreement).

(d) The Indemnifying Party shall not have the right to compromise or settle a Third Party Claim the defense of which it shall have assumed pursuant to Section 4.5(b) except with the consent of the Indemnified Party (such consent not to be unreasonably withheld, delayed or conditioned). Any such settlement or compromise made or caused to be made of a Third Party Claim in accordance with this Article IV shall be binding on the Indemnified Party in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise. For the avoidance of doubt, the Indemnified Party’s failure to consent to any such settlement or compromise shall be deemed unreasonable if such settlement or compromise (1) provides for an unconditional release of the Indemnified Party from Liability with respect to such Third Party Claim and (2) does not require the Indemnified Party to make any payment that is not fully indemnified under this Agreement or to be subject to any non-monetary remedy. If the Indemnified Party unreasonably withholds a consent required by this Section 4.5(d) to the terms of a compromise or settlement of a Third Party Claim proposed to the Indemnified Party by the Indemnifying Party, the Indemnifying Party’s obligation to indemnify the Indemnified Party for such Third Party Claim (if applicable) shall not exceed the total amount that had been proposed in such compromise or settlement offer plus the amount of all expenses incurred by the Indemnified Party with respect to such Third Party Claim through the date on which such consent was requested.

(e) In the event of payment by or on behalf of any Indemnifying Party to any Indemnified Party in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(f) The provisions of Section 4.2 through Section 4.6 shall not apply to matters that are governed by the Tax Matters Agreement.

Section 4.6 PROCEDURES FOR INDEMNIFICATION OF NON-THIRD PARTY CLAIMS. Any claim with respect to a Liability that does not result from a Third Party Claim shall be asserted by written notice given by the Indemnified Party to the Indemnifying Party. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond in writing within such 30-day period, such Indemnifying Party shall be deemed to have agreed to accept responsibility to make payment. If such Indemnifying Party (a) does not respond within such 30-day period or (b) rejects such claim in whole or in part and does not deliver a Dispute Escalation Notice pursuant to Section 10.8 within such 30-day period, then, in either case, such Indemnified Party shall be free to pursue such remedies as may be available to such Party as contemplated by this Agreement.

Section 4.7 SURVIVAL OF INDEMNITIES. The rights and obligations of each of FNF and JAX and their respective Indemnified Parties under this Article IV shall survive the sale or other transfer by any Party of any of its Assets or Businesses or the assignment by it of any Liabilities.

Section 4.8 REMEDIES CUMULATIVE. The remedies provided in this Article IV shall be cumulative and shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party; provided, that the procedures set forth in this Article IV shall be the exclusive procedures governing any indemnity action brought under this Agreement.

Section 4.9 ANCILLARY AGREEMENTS. Notwithstanding anything in this Agreement to the contrary, to the extent any Ancillary Agreement contains any indemnification obligation relating to any FNF Liability, FNF Asset, JAX Liability or JAX Asset contributed, assumed, retained, transferred, delivered or conveyed pursuant to such Ancillary Agreement, the indemnification obligations contained herein shall not apply to such FNF Liability, FNF Asset, JAX Liability or JAX Asset and instead the indemnification obligations set forth in such Ancillary Agreement shall govern with regard to such FNF Asset, FNF Liability, JAX Asset or JAX Liability.

Section 4.10 MUTUAL RELEASE.

(a) Except as provided in Section 4.10(c), effective as of the Effective Time, FNF does hereby, on behalf of itself and each other member of the FNF Group, their respective Affiliates (other than any member of the JAX Group), successors and assigns, and all Persons who at any time before the Effective Time have been stockholders (other than any member of the JAX Group), directors, officers, agents or employees of any member of the FNF Group (in each case, in their respective capacities as such) (the “FNF Releasors”), unconditionally and irrevocably release and discharge each of JAX, the other members of the JAX Group, their respective Affiliates (other than any member of the FNF Group), successors and assigns, and all Persons who at any time before the Effective Time have been stockholders, directors, officers, agents or employees of any member of the JAX Group (in each case, in their respective capacities as such), and their respective heirs, executors, trustees, administrators, successors and assigns (the “JAX Parties”), from any and all Liabilities existing or arising in connection with the implementation of the Separation (the “FNF Claims”); and the FNF Releasors hereby, unconditionally and irrevocably agree not to initiate proceedings with respect to, or institute, assert or threaten to assert, any FNF Claim.

(b) Except as provided in Section 4.10(c), effective as of the Effective Time, JAX does hereby, on behalf of itself and each other member of the JAX Group, their respective Affiliates (other than any member of the FNF Group), successors and assigns, and all Persons who at any time before the Effective Time have been stockholders (other than any member of the FNF Group), directors, officers, agents or employees of any member of the JAX Group (in each case, in their respective capacities as such) (the “JAX Releasors”), unconditionally and irrevocably release and discharge each of FNF, the other members of the FNF Group, their respective Affiliates (other than any member of the JAX Group), successors and assigns, and all Persons who at any time before the Effective Time have been stockholders (other than any member of the JAX Group), directors, officers, agents or employees of any member of the FNF Group (in each case, in their respective capacities as such), and their respective heirs, executors, trustees, administrators, successors and assigns (the “FNF Parties”), from any and all Liabilities existing or arising in connection with the implementation of the Separation (the “JAX Claims”); and the JAX Releasors hereby unequivocally, unconditionally and irrevocably agree not to initiate proceedings with respect to, or institute, assert or threaten to assert, any JAX Claim.

(c) Nothing contained in Section 4.10(a) or Section 4.10(b) shall impair any right of any Person to enforce this Agreement or any Ancillary Agreement, nor shall anything contained in this Agreement or any Ancillary Agreement be interpreted as terminating as of the Effective Time any rights under this Agreement or any Ancillary Agreement. For purposes of clarification, nothing contained in Section 4.10(a) or Section 4.10(b) shall release any Person from:

(i) any Liability provided in or resulting from this Agreement or any of the Ancillary Agreements (including for greater certainty, any Liability resulting or flowing from any breaches of such agreements that arose before the Effective Time);

(ii) with respect to FNF, any FNF Liability and, with respect to JAX, any JAX Liability;

(iii) any Liability that the Parties may have under Article IV with respect to Third Party Claims;

(iv) any Liability for unpaid Inter-Group Indebtedness (if any); or

(v) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.10.

In addition, nothing contained in this Section 4.10 shall release FNF from honoring its existing obligations to indemnify any director, officer or employee of JAX who was a director, officer or employee of FNF or any other member of the FNF Group on or before the Effective Time, to the extent that such director, officer or employee becomes a named defendant in any litigation involving FNF or any other member of the FNF Group and was entitled to such indemnification pursuant to the then existing obligations of a member of the FNF Group.

(d) FNF shall not make, and shall not permit any other member of the FNF Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against JAX or any other member of the JAX Group or any other Person released pursuant to Section 4.10(a), with respect to any Liabilities released pursuant to Section 4.10(a). JAX shall not make, and shall not permit any other member of the JAX Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against FNF or any other member of the FNF Group or any other Person released pursuant to Section 4.10(b), with respect to any Liabilities released pursuant to Section 4.10(b).

Article V

ANCILLARY AGREEMENTS

Section 5.1 TAX MATTERS AGREEMENT. All matters relating to taxes shall be governed exclusively by the Tax Matters Agreement, except as may be expressly stated herein or therein. In the event of any inconsistency with respect to such matters between the Tax Matters Agreement and this Agreement or any other Ancillary Agreement, the Tax Matters Agreement shall govern to the extent of the inconsistency.

Section 5.2 MANAGEMENT CONSULTING AGREEMENT. All matters relating to the provision of support and other services by the Management Company to the JAX Group after the Effective Time, covered by the Management Agreement, shall be governed exclusively by the Management Agreement, except as may be expressly stated herein or therein. In the event of any inconsistency with respect to such matters between the Management Agreement and this Agreement or any other Ancillary Agreement, the Management Agreement shall govern to the extent of the inconsistency.

Section 5.3 RESTRUCTURING DOCUMENTS. All matters relating to the Restructuring shall be governed exclusively by the applicable Restructuring Documents, except as may be expressly stated herein or therein. In the event of any inconsistency with respect to such matters between the applicable Restructuring Documents and this Agreement or any other Ancillary Agreement, the applicable Restructuring Document shall govern to the extent of the inconsistency.

Article VI

CERTAIN ADDITIONAL COVENANTS

Section 6.1 CONSENTS FOR BUSINESS. After the Effective Time, each Party shall cause the appropriate members of its respective Group to prepare and file with the appropriate Governmental Authorities applications for the transfer or issuance, as each of the Parties determines is necessary or advisable, to its Group of all material Consents required for the members of its Group to operate its Business. The members of the JAX Group and the members of the FNF Group shall cooperate and use all reasonable efforts to secure the transfer or issuance of such Consents.

Section 6.2 ADDITIONAL CONSENTS. In addition to the actions described in Section 6.1, the members of the FNF Group and the members of the JAX Group shall cooperate to make all other filings and to give notice to and obtain any Consent required or advisable to consummate the transactions that are contemplated to occur from and after the Effective Time by this Agreement and the Ancillary Agreements.

Section 6.3 FURTHER ASSURANCES.

(a) Each of the Parties shall use its commercially reasonable efforts, on and after the Distribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, on and after the Distribution Date, each Party shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and make all filings with, and to obtain all Consents, under any permit, license, agreement, indenture or other instrument, and take all such other actions as either Party may request to be taken by any other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and, to the extent necessary, (i) the transfer of any JAX Asset from any member of the FNF Group to any member of the JAX Group and the assignment and assumption of any JAX Liability by any member of the JAX Group and (ii) the transfer of any FNF Asset from any member of the JAX Group to any member of the FNF Group and the assignment and assumption of any FNF Liability by any member of the FNF Group, and the other transactions contemplated hereby and thereby; provided that neither Party shall be obligated to make any payment, incur any obligation or grant any concession, other than the payment of ordinary and customary fees to Governmental Authorities.

(c) FNF and JAX, in their respective capacities as direct and indirect stockholders of their respective Subsidiaries, shall each properly ratify or cause to be taken any actions that are reasonably necessary or desirable to be taken by FNF and JAX, or any of their respective Subsidiaries, as the case may be, to effectuate the transactions contemplated by this Agreement and any Ancillary Agreement.

(d) Each of the Parties shall, and shall cause each of the members of their respective Groups, at the request of the other, to use its commercially reasonable efforts to obtain, or cause to be obtained, any Consent, substitution or amendment required to novate or assign all obligations under agreements, leases, licenses and other obligations or Liabilities of any nature whatsoever that constitute JAX Liabilities or FNF Liabilities, as the case may be, or to obtain in writing the unconditional release of all parties to such arrangements other than any member of either the JAX Group or the FNF Group, as the case may be, so that, in any such case, such Group will be solely responsible for all such Liabilities.

(e) In the event that at any time and from time to time after the Effective Time any member of the FNF Group shall receive or otherwise possess any JAX Asset, FNF shall or shall cause such member of the FNF Group to promptly transfer such JAX Asset to JAX or its Affiliate or designee.

(f) In the event that at any time and from time to time after the Effective Time any member of the JAX Group shall receive or otherwise possess any FNF Asset, JAX shall or shall cause such member of the JAX Group to promptly transfer such FNF Asset to FNF or its Affiliate or designee.

Section 6.4 FUTURE ACTIVITIES. Following the Effective Time and except as set forth in any Ancillary Agreement, no member of either Group shall have any duty to refrain from (a) engaging in the same or similar activities or lines of business as any member of the other Group, (b) conducting its business with any potential or actual supplier or customer of any member of the other Group or (c) engaging in, or refraining from, any other activities whatsoever relating to any of the potential or actual suppliers or customers of any member of the Group. In furtherance and not in limitation of the foregoing, JAX hereby acknowledges and agrees that (i) the FNF Group, through certain of its Subsidiaries, is currently engaged in the restaurant business, which is or may be directly competitive with the business of the JAX Group, and (ii) the FNF Group shall continue to be permitted to engage in such business following the Effective Time.

Section 6.5 INSURANCE MATTERS.

(a) Except as expressly provided herein, JAX acknowledges and agrees, on its own behalf and on behalf of each other member of the JAX Group, that, from and after the Effective Time, neither JAX nor any member of the JAX Group shall have any rights to or under any of FNF’s or its Subsidiaries’ insurance policies, other than any insurance policies acquired before the Effective Time directly by and in the name of a member of the JAX Group or as expressly provided in this Section 6.5; provided, however, that JAX shall be entitled to any loss recoveries paid to any member of the FNF Group subsequent to the Effective Time in respect of any insurance claims to the extent related to the JAX Business that were open before the Effective Time less the amount of (i) any liabilities (other than FNF Liabilities) that FNF or its Subsidiaries (including, for the avoidance of doubt, any member of the JAX Group) incurred and paid in connection therewith before the Effective Time and (ii) any liabilities incurred by any member of the FNF Group in connection with obtaining such insurance recoveries.

(b) Notwithstanding Section 6.5(a), from and after the Effective Time, with respect to losses, damages, wrongful acts or liability incurred before the Effective Time, JAX may access FNF’s insurance policies as follows:

(i) to file claims against FNF’s occurrence policies in effect at or before the Effective Time for losses based on covered injuries occurring at or before the Effective Time; and

(ii) to file claims against FNF’s claims made policies in force at the time the claim is made if the act giving rise to the claim occurred before the Effective Time;

provided, however, that, in the case of each of clause (i) and (ii), such access to, and the right to make claims under such insurance policies, shall be subject to the terms and conditions of the applicable insurance policies, including any limits on coverage or scope, any deductible and other fees and expenses, and shall be subject to:

(A) For so long as JAX may access FNF’s policies, JAX shall report as promptly as practicable claims under all accessed FNF insurance policies directly to the applicable insurance company in accordance with FNF’s claim reporting procedures in effect immediately before the Effective Time and provide copies of such reported claims to FNF’s Treasurer and Corporate Secretary;

(B) JAX shall indemnify, hold harmless and reimburse FNF and its Subsidiaries for any deductibles and self-insured retention incurred by FNF or its Subsidiaries to the extent resulting from any access to, or any claims made by JAX or any of its Subsidiaries under, any insurance policies provided pursuant to Section 6.5(b)(i) and Section 6.5(b)(ii) including any indemnity payments, settlements, judgments, legal fees and allocated claims expenses and claim handling fees, whether such claims are made by JAX, its employees or third Persons;

(C) JAX shall exclusively bear (and FNF shall have no obligation to repay or reimburse JAX or its Subsidiaries for) and shall be liable for all uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by JAX or any of its Subsidiaries under the policies as provided for in this Section 6.5(b); and

(D) JAX shall be responsible for, and shall directly pay the applicable third Person, all costs and expenses incurred in connection with the filing and prosecution of any claim and the collection of any insurance proceeds related thereto.

(c) Any payments, costs and adjustments required pursuant to Section 6.5(b) and which are incurred and/or paid by FNF shall be billed by FNF to JAX on a monthly basis and payable within 30 days from receipt of invoice. If payment is not made within 60 days of invoice, the outstanding amount will accrue interest from and including the 60th day following the date of the invoice to (but excluding) the date of payment at a rate per annum equal to 10%. If FNF incurs costs to enforce JAX’s obligations herein, JAX agrees to indemnify FNF for such enforcement costs, including attorneys’ fees.

(d) Except as set forth in the proviso to Section 6.5(a), JAX acknowledges and agrees on its own behalf, and on behalf of each other member of the JAX Group, that neither JAX nor any member of the JAX Group shall have any right or claim against FNF or any of its Subsidiaries for reimbursement, payment or any other obligation arising from any insurance policy covering JAX or any member of the JAX Group, and hereby irrevocably releases, as of the Effective Time, FNF and its Subsidiaries from all of the duties, obligations, responsibilities and liabilities, known or unknown, reported or not reported, imposed upon FNF or any of its Subsidiaries to the extent resulting from, relating to or arising out of any such insurance policy, without recourse to FNF or any of its Subsidiaries.

(e) FNF shall retain the exclusive right to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any JAX Liabilities and/or claims JAX has made or could make in the future, and no member of the JAX Group shall, without the prior written consent of FNF, erode, exhaust, settle, release, commute, buy-back or otherwise resolve disputes with FNF’s insurers with respect to any of FNF’s insurance policies and programs, or amend, modify or waive any rights under any such insurance policies and programs. JAX shall cooperate with FNF and share such information as is reasonably necessary to permit FNF to manage and conduct its insurance matters as it deems appropriate.

(f) At the Effective Time, JAX shall have in effect all insurance programs required to comply with law or JAX’s contractual obligations and such other insurance policies as reasonably necessary or customary for companies operating a business similar to JAX’s.

(g) FNF and its Subsidiaries shall have no obligation to secure extended reporting for any claims under any of FNF’s or its Subsidiaries’ claims-made or occurrence-reported liability policies for any acts or omissions by any member of the JAX Group incurred before the Effective Time.

(h) This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the FNF Group in respect of any of the FNF insurance policies and programs or any other contract or policy of insurance.

Article VII

ACCESS TO INFORMATION

Section 7.1 AGREEMENT FOR EXCHANGE OF INFORMATION.

(a) Each of FNF and JAX, on behalf of its respective Group, agrees to provide, or cause to be provided, to the other Party and its auditors, at any time after the Distribution Date, as soon as reasonably practicable after written request therefor from such other Party, any Information in the possession or under the control of such respective Group (including access to such Group’s accountants, personnel and facilities) that the requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities Laws) by a Governmental Authority having jurisdiction over the requesting Party (including pursuant to Section 7.1(d)), (ii) for use in any other judicial, regulatory, administrative or other proceeding or to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements, or (iii) to comply with its obligations under this Agreement or any Ancillary Agreement (other than with respect to matters governed by the Tax Matters Agreement, which shall remain subject solely to the terms and conditions set forth therein); provided, however, that in the event that any Party reasonably determines that any such provision of Information could be commercially detrimental to such Party or any member of its Group, violate any Law or agreement to which such Party or member of its Group is a party, or waive any attorney-client privilege applicable to such Party or member of its Group, the Parties shall take reasonable measures to permit the compliance with the obligations pursuant to this Section 7.1(a) in a manner that avoids any such harm or consequence. FNF and JAX intend that any transfer of Information that would otherwise be within the attorney-client privilege shall not operate as a waiver of any potentially applicable privilege.

(b) Following the Distribution Date, each Party shall make its employees available during normal business hours and on reasonable prior notice to provide an explanation of any Information provided hereunder.

(c) Until the end of the first full FNF fiscal year occurring after the Distribution Date (and for a reasonable period of time afterwards as required for each Party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), each Party shall use its commercially reasonable efforts, consistent with past practice, to enable the other Party to meet its timetable for dissemination of its financial statements and enable such other Party’s auditors to timely complete their annual audit and quarterly financial statements.

(d) In order to enable the principal executive officer or officers, principal financial officer or officers and controller or controllers of the other Party to make the certifications required of them by Rule 13a-14 under the Exchange Act, within thirty (30) days following the end of any fiscal quarter during which JAX was a Subsidiary of any member of the FNF Group, each Party shall cause its officers or employees to provide the other Party with the certification statements of such officers and employees with respect to such quarter or portion thereof, in substantially the same form and manner as such officers or employees provided such certification statements before the Distribution Date, or as otherwise agreed upon between the Parties. Such certification statements shall also reflect any changes in certification statements necessitated by the Separation, Distribution and any other transactions related thereto.

Section 7.2 OWNERSHIP OF INFORMATION. Any Information owned by one Group that is provided to a requesting Party pursuant to Section 7.1 shall be deemed to remain the property of the providing Party. Unless specifically set forth herein or in any Ancillary Agreement, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

Section 7.3 COMPENSATION FOR PROVIDING INFORMATION. The Party requesting such Information agrees to reimburse the other Party for the reasonable out-of-pocket costs, if any, of creating, gathering and copying such Information or for providing explanations of Information provided, to the extent that such costs are incurred for the benefit of the requesting Party by or on behalf of such other Party’s Group. Except as may be specifically provided elsewhere in this Agreement or in any other Ancillary Agreement, such costs shall be computed in accordance with the providing Party’s reasonable standard methodology and procedures.

Section 7.4 RECORD RETENTION. Except as otherwise required or agreed in writing, or as otherwise provided in the Tax Matters Agreement, each Party shall use its good faith efforts to retain, in accordance with such Party’s record retention practices as in effect from time to time, all significant Information in such Party’s possession or under its control relating to the Business, Assets or Liabilities of the other Party, and, for a period of two (2) years following the Distribution Date, before destroying or disposing of any such Information, (a) the Party proposing to dispose of or destroy any such Information shall use its good faith efforts to provide reasonable prior written notice to the other Party, specifying the Information proposed to be destroyed or disposed of and (b) if, before the scheduled date for such destruction or disposal, the other Party requests in writing that any of the Information proposed to be destroyed or disposed of be delivered to such other Party, the Party proposing to dispose of or destroy such Information shall promptly arrange for the delivery of the requested Information to a location specified by, and at the expense of, the requesting Party; provided, however, that in the event that any Party reasonably determines that any such provision of Information could be commercially detrimental to such Party or any member of its Group, violate any Law or agreement to which such Party or member of its Group is a party, or waive any attorney-client privilege applicable to such Party or member of its Group, the Parties shall take reasonable measures to permit the compliance with the obligations pursuant to this Section 7.4 in a manner that avoids any such harm or consequence. FNF and JAX intend that any transfer of Information that would otherwise be within the attorney-client privilege shall not operate as a waiver of any potentially applicable privilege.

Section 7.5 LIMITATION OF LIABILITY. Notwithstanding Article IV, no Party shall have any Liability to the other Party in the event that any Information exchanged or provided pursuant to this Agreement (and not otherwise constituting part of this Agreement, its Exhibits or Schedules), or otherwise in connection with the Separation and the other transactions contemplated hereby, is found to be inaccurate, whether such Information is exchanged or provided before or after the Effective Time, in the absence of willful misconduct by the providing Party. No Party shall have any Liability to the other Party if any Information is disposed of or destroyed after using good faith efforts to comply with its obligations under Section 7.4 with respect to the retention of such Information.

Section 7.6 OTHER AGREEMENTS PROVIDING FOR EXCHANGE OF INFORMATION. The rights and obligations granted under this Article VII are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any Ancillary Agreement. The provisions of Section 7.1 through Section 7.7 shall not apply to matters governed by the Tax Matters Agreement.

Section 7.7 PRODUCTION OF WITNESSES; RECORDS; COOPERATION.

(a) Except in the case of an Action by one Party against another Party (which shall be governed by such discovery rules as may be applicable thereto), each Party shall use its commercially reasonable efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all reasonable out-of-pocket costs and expenses in connection therewith.

(b) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third Party Claim, the Indemnified Party shall use its commercially reasonable efforts to make available to the Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, and shall otherwise cooperate in such defense, settlement or compromise.

(c) Without limiting the foregoing, the Parties shall cooperate and consult, and shall cause each member of its respective Group to cooperate and consult, to the extent reasonably necessary with respect to any Actions and any Related Claims with respect thereto.

(d) Without limiting any provision of this Section 7.7, each of the Parties agrees to cooperate, and to cause each member of its respective Group to cooperate, at the other Party’s sole cost and expense, with the other Party and each member of its respective Group in the defense of any claim that the Business of the other Party or its Group members infringes upon or misappropriates third Person Intellectual Property and shall not acknowledge or concede, or permit any member of its respective Group to acknowledge or concede (i) that the Business of the other Party or its Group members infringes upon such third Person Intellectual Property (ii) or that such third Person Intellectual Property is valid or enforceable, in a manner that would hamper or undermine the defense of such infringement or misappropriation claim.

(e) In connection with any matter contemplated by this Section 7.7, the Parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any member of any Group.

(f) With respect to any Third Party Claim that implicates both Parties in any material respect due to the allocation of Liabilities or otherwise, or the responsibilities for management of defense and related indemnities pursuant to this Agreement or any of the Ancillary Agreements, the Parties agree to use commercially reasonable efforts to cooperate fully and maintain a joint defense (in a manner that will preserve for all Parties any privilege with respect thereto). The Party that is not responsible for managing the defense of any such Third Party Claim shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if necessary or helpful, retain counsel to assist in the defense of such claims. Each of FNF and JAX agrees that at all times from and after the Effective Time, if an Action is commenced by a third party naming two (2) or more Parties (or any member of such Parties’ respective Groups) as defendants and with respect to which one or more named Parties (or any member of such Party’s respective Group) is a nominal defendant and/or such Action is otherwise not a Liability allocated to such named Party under this Agreement or any Ancillary Agreement, then the other Party or Parties shall use commercially reasonable efforts to cause such nominal defendant to be removed from such Action, as soon as reasonably practicable.

Section 7.8 CONFIDENTIALITY.

(a) General. Each Party acknowledges (i) that such Party has in its possession and, in connection with this Agreement and the Ancillary Agreements such Party will receive, Information of the other Party that is not available to the general public, and (ii) that such Information may constitute, contain or include material non-public Information of the other Party. Subject to Section 7.8(c), as of the Distribution Date, FNF, on behalf of itself and each of its Affiliates, and JAX, on behalf of itself and each of its Affiliates, agrees to hold, and to cause its and their respective directors, officers, employees, agents, third party contractors, vendors, accountants, counsel and other advisors and representatives to hold, in strict confidence, with at least the same degree of care that such Party applies to its own confidential and proprietary Information pursuant to its applicable policies and procedures in effect as of the Distribution Date, all Information (including Information received and/or obtained pursuant to Section 7.1) concerning the other Party (or its Business) and such other Party’s Affiliates (or their respective Business) that is either in its possession (including Information in its possession before the Distribution Date) or furnished by the other Party or the other Party’s Affiliates or their respective directors, officers, employees, agents, third party contractors, vendors, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement and the Ancillary Agreements, and will not use such Information other than for such purposes as may be expressly permitted hereunder, except, in each case, to the extent that such Information: (i) is or becomes available to the general public, other than as a result of a disclosure by such Party or its Affiliates or any of their respective directors, officers, employees, agents, third party contractors, vendors, accountants, counsel and other advisors and representatives in breach of this Agreement; (ii) was available to such Party or its Affiliates or becomes available to such Party or its Affiliates, on a non-confidential basis from a source other than the other Party hereto, provided, that, the source of such Information was not bound by a confidentiality obligation with respect to such Information, or otherwise prohibited from transmitting the Information to such Party or its Affiliates by a contractual, legal or fiduciary obligation; or (iii) is independently generated by such Party without use of or reference to any proprietary or confidential Information of the other Party.

(b) No Disclosure, Compliance with Law, Return or Destruction. Following the Effective Time, each Party agrees not to release or disclose, or permit to be released or disclosed, any Information with respect to the other Party to any other Person, except its directors, officers, employees, agents, third party contractors, vendors, accountants, counsel, lenders, investors and other advisors and representatives who need to know such Information in connection with this Agreement or the Ancillary Agreements or for valid business reasons relating thereto, and except in compliance with Section 7.8(c). Each Party shall advise its directors, officers, employees, agents, third party contractors, vendors, accountants, counsel, lenders, investors and other advisors and representatives who have been provided with such Information of such Party’s confidentiality obligations hereunder and that such Information may constitute, contain or include material non-public Information of the other Party. Following the Effective Time, each Party shall, and shall cause, its directors, officers, employees, agents, third party contractors, vendors, accountants, counsel, lenders, investors and other advisors and representatives who have been provided with such Information to, use such Information only in accordance with (i) the terms of this Agreement or the Ancillary Agreements and (ii) applicable Law (including federal and state securities Laws). Following the Effective Time, each Party shall promptly, after receiving a written request of the other Party, return to the other Party all such Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon), as directed by the other Party; provided, however, that in no event shall either Party be required to destroy any hardware that includes Information if such Information is only accessible to highly skilled computer experts and cannot otherwise be deleted or destroyed without undue cost or effort (provided that such Information will remain subject to the confidentiality protection provisions herein).

(c) Protective Arrangements. Notwithstanding anything herein to the contrary, in the event that, following the Effective Time, either Party or any of its directors, officers, employees, agents, third party contractors, vendors, accountants, counsel, lenders, investors or other advisors or representatives either determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable Law or the rules or regulations of a Governmental Authority or receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of the other Party that is subject to the confidentiality provisions hereof, such Party shall, if possible, notify the other Party before disclosing or providing such Information and shall cooperate at the expense of the other Party in seeking any reasonable protective arrangements requested by such other Party. In the event that a protective arrangement is not obtained, the Person that received such request (i) may thereafter disclose or provide such Information to the extent required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority, without liability therefor and (ii) shall exercise its commercially reasonable efforts to have confidential treatment accorded any such Information so furnished.

Section 7.9 PRIVILEGED INFORMATION. In furtherance of the rights and obligations of the Parties set forth in this Article VII:

(a) Each of JAX (on behalf of itself and the other members of the JAX Group) and FNF (on behalf of itself and the other members of the FNF Group) acknowledges that: (i) each member of the JAX Group and the FNF Group has or may obtain Information that is or may be protected from disclosure pursuant to the attorney-client privilege, the work product doctrine, the common interest and joint defense doctrines or other applicable privileges (“Privileged Information”); (ii) actual, threatened or future Actions have been or may be asserted by or against, or otherwise affect, some or all members of the JAX Group or the FNF Group; (iii) members of the JAX Group and the FNF Group have or may in the future have a common legal interest in such Actions, in the Privileged Information and in the preservation of the protected status of the Privileged Information; and (iv) each of JAX and FNF (on behalf of itself and the other members of its Group) intends that the transactions contemplated by this Agreement and the Ancillary Agreements and any transfer of Privileged Information in connection herewith or therewith shall not operate as a waiver of any applicable privilege or protection afforded Privileged Information.

(b) Each of JAX and FNF agrees, on behalf of itself and each member of the Group of which it is a member, not to intentionally disclose or otherwise intentionally waive any privilege or protection attaching to any Privileged Information relating to a member of the other Group, without consulting with the other.

Article VIII

NO REPRESENTATIONS OR WARRANTIES

Section 8.1 NO REPRESENTATIONS OR WARRANTIES. EACH PARTY, ON BEHALF OF ITSELF AND ALL MEMBERS OF ITS GROUP, UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OTHER ANCILLARY AGREEMENT, (A) NO MEMBER OF THE FNF GROUP, THE JAX GROUP OR ANY OTHER PERSON IS, IN THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR IN ANY OTHER AGREEMENT OR DOCUMENT, MAKING ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, TO ANY PARTY OR ANY MEMBER OF ANY GROUP IN ANY WAY WITH RESPECT TO ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THE BUSINESS, ASSETS, CONDITION OR PROSPECTS (FINANCIAL OR OTHERWISE) OF, OR ANY OTHER MATTER INVOLVING, ANY FNF ASSETS, ANY FNF LIABILITIES, THE FNF BUSINESS, ANY JAX ASSETS, ANY JAX LIABILITIES OR THE JAX BUSINESS, (B) EACH PARTY AND EACH MEMBER OF EACH GROUP SHALL TAKE ALL OF THE ASSETS, THE BUSINESS AND LIABILITIES TRANSFERRED TO OR ASSUMED BY IT PURSUANT TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT ON AN “AS IS, WHERE IS” BASIS, AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A SPECIFIC PURPOSE OR OTHERWISE ARE HEREBY EXPRESSLY DISCLAIMED, AND (C) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY APPLICABLE ANCILLARY AGREEMENT, NONE OF FNF, JAX OR ANY MEMBERS OF THE FNF GROUP OR JAX GROUP OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, WITH RESPECT TO ANY OF THE PRE-DISTRIBUTION TRANSACTIONS OR THE DISTRIBUTION OR THE ENTERING INTO OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, EACH PARTY AND EACH MEMBER OF EACH GROUP SHALL BEAR THE ECONOMIC AND LEGAL RISK THAT ANY CONVEYANCES OF ASSETS SHALL PROVE TO BE INSUFFICIENT OR THAT THE TITLE OF ANY MEMBER OF ANY GROUP TO ANY ASSETS SHALL BE OTHER THAN GOOD AND MARKETABLE AND FREE FROM ENCUMBRANCES.

Article IX

TERMINATION

Section 9.1 TERMINATION. This Agreement may be terminated by FNF in its sole discretion at any time before the consummation of the Distribution.

Section 9.2 EFFECT OF TERMINATION. In the event of any termination of this Agreement before consummation of the Distribution, neither Party (nor any of its directors or officers) shall have any Liability or further obligation to the other Party; provided, however, that in the event this Agreement is terminated after the consummation of any Pre-Distribution Transaction but before the consummation of the Distribution, JAX shall cooperate in taking any and all such actions requested in good faith by FNF, to unwind such Pre-Distribution Transaction.

Article X

MISCELLANEOUS

Section 10.1 COMPLETE AGREEMENT; REPRESENTATIONS.

(a) This Agreement, together with the Exhibits and Schedules hereto and the other Ancillary Agreements, constitutes the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

(b) FNF represents on behalf of itself and each other member of the FNF Group and JAX represents on behalf of itself and each other member of the JAX Group as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary to execute, deliver and perform each of this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated by such agreements; and

(ii) this Agreement has been duly executed and delivered by such Person (if such Person is a Party) and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof (assuming the due execution and delivery thereof by the other Party), and each of the Ancillary Agreements to which it is or will be a party is or will be duly executed and delivered by it and will constitute a valid and binding agreement of it enforceable in accordance with the terms thereof (assuming the due execution and delivery thereof by the other party or parties to such Ancillary Agreements), except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other Laws relating to creditors’ rights generally and by general equitable principles.

Section 10.2 COSTS AND EXPENSES. Except as expressly provided in this Agreement or any Ancillary Agreement, and except with respect to the Transaction Expenses (defined below) set forth on Schedule 10.2 to be borne by JAX, the FNF Group shall bear all costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (the “Transaction Expenses”) to the extent such costs and expenses are incurred on or before the Distribution Date. Except as expressly provided in this Agreement, any Ancillary Agreement or Schedule 10.2, each Party shall bear its respective Transaction Expenses to the extent incurred after the Distribution Date.

Section 10.3 GOVERNING LAW. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

Section 10.4 NOTICES. All notices, requests, claims, demands and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the Parties at the following addresses or facsimile numbers:

If to FNF or any member of the FNF Group, to:

Fidelity National Financial, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

Attn: General Counsel

If to JAX or any member of the JAX Group, to:

J. Alexander’s Holdings, Inc.

3401 West End Avenue, Suite 260

Nashville, Tennessee 37203

Attn: General Counsel

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this section, be deemed given upon receipt and (iii) if delivered by mail in the manner described above to the address as provided in this section, be deemed given upon receipt. Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party.

Section 10.5 AMENDMENT, MODIFICATION OR WAIVER.

(a) Prior to the Effective Time, this Agreement may be amended, modified, waived, supplemented or superseded, in whole or in part, by FNF in its sole discretion by execution of a written amendment delivered to JAX. Subsequent to the Effective Time, this Agreement may be amended, modified, supplemented or superseded only by an instrument signed by duly authorized signatories of both Parties.

(b) Following the Effective Time, any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

Section 10.6 NO ASSIGNMENT; BINDING EFFECT; NO THIRD PARTY BENEFICIARIES.

(a) Neither this Agreement nor any right, interest or obligation hereunder may be assigned by either Party hereto without the prior written consent of the other Party hereto and any attempt to do so will be void, except that following the Effective Time each Party hereto may assign any or all of its rights, interests and obligations hereunder to an Affiliate; provided that any such Affiliate agrees in writing to be bound by all of the terms, conditions and provisions contained herein; provided, further, that any such assignment shall not relieve the assigning party of its obligations or liabilities hereunder. Notwithstanding the foregoing, either Party may assign this Agreement without consent in connection with (a) a merger transaction in which such Party is not the surviving entity and the surviving entity acquires or assumes all or substantially all of such Party’s assets, or (b) the sale of all or substantially all of such Party’s assets; provided, however, that the assignee expressly assumes in writing all of the obligations of the assigning Party under this Agreement, and the assigning Party provides written notice and evidence of such assignment and assumption to the non-assigning Party. Subject to the foregoing, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties hereto and their respective successors and permitted assigns.

(b) Except for the provisions of Article IV relating to indemnification, the terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective Affiliates, successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person.

Section 10.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 10.8 DISPUTE RESOLUTION. In the event that any dispute arises between the Parties that cannot be resolved, either Party shall have the right to refer the dispute for resolution to the chief financial officers of the Parties by delivering to the other Party a written notice of such referral (a “Dispute Escalation Notice”). Following receipt of a Dispute Escalation Notice, the chief financial officers of the Parties shall negotiate in good faith to resolve such dispute. In the event that the chief financial officers of the Parties are unable to resolve such dispute within fifteen (15) business days after receipt of the Dispute Escalation Notice, either Party shall have the right to refer the dispute to the chief executive officers of the Parties, who shall negotiate in good faith to resolve such dispute. In the event that the chief executive officers of the Parties are unable to resolve such dispute within thirty (30) business days after the date of the Dispute Escalation Notice, either Party shall have the right to commence litigation in accordance with Section 10.10. The Parties agree that all discussions, negotiations and other Information exchanged between the Parties during the foregoing escalation proceedings shall be without prejudice to the legal position of a Party in any subsequent Action.

Section 10.9 SPECIFIC PERFORMANCE. From and after the Distribution, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Parties agree that the Party or Parties to this Agreement or such Ancillary Agreement who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that, from and after the Distribution, the remedies at law for any breach or threatened breach of this Agreement or any Ancillary Agreement, including monetary damages, are inadequate compensation for any loss, that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 10.10 FORUM. Subject to the prior exhaustion of the procedures set forth in Section 10.8, each of the Parties agrees that, notwithstanding anything herein, all Actions arising out of or in connection with this Agreement or any Ancillary Agreement (except to the extent any such Ancillary Agreement provides otherwise), or for recognition and enforcement of any judgment arising out of or in connection with the foregoing agreements, shall be tried and determined exclusively in the state or federal courts in the State of Florida, County of Duval, and each of the Parties hereby irrevocably submits with regard to any such Action for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the Parties hereby expressly waives any right it may have to assert, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Action: (a) any claim that it is not subject to personal jurisdiction in the aforesaid courts for any reason; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts; and (c) any claim that (i) any of the aforesaid courts is an inconvenient or inappropriate forum for such Action, (ii) venue is not proper in any of the aforesaid courts and (iii) this Agreement or any such Ancillary Agreement, or the subject matter hereof or thereof, may not be enforced in or by any of the aforesaid courts. Each of the Parties agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 10.4 or any other manner as may be permitted by Law shall be valid and sufficient service thereof.

Section 10.11 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE WAIVER IN THIS SECTION, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) SUCH PARTY MAKES SUCH WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, AGREEMENTS AND CERTIFICATIONS HEREIN.

Section 10.12 INTERPRETATION. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

Section 10.13 SEVERABILITY. If any provision or any portion of any provision of this Agreement shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement shall not be affected thereby. If the application of any provision or any portion of any provision of this Agreement to any Person or circumstance shall be held invalid or unenforceable, the application of such provision or portion of such provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby.

Section 10.14 NO SET-OFF. Each Party’s obligation to pay fees or make any other required payments under this Agreement shall not be subject to any right of offset, set-off, deduction or counterclaim, however arising, including, without limitation, pursuant to any claims under any of the Ancillary Agreements.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their duly authorized representatives as of the date first above written.

FIDELITY NATIONAL FINANCIAL, INC.

By:
Name:
Title:

J. ALEXANDER’S HOLDINGS, INC.

By:
Name:
Title:

[Signature Page – Separation and Distribution Agreement]

Schedule 2.3(b)

Surviving FNF Group and JAX Group Agreements

None

Schedule 10.2

Transaction Expenses